Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Farmer Bros. Co. for the registration of 600,000 shares of its common stock and to the incorporation by reference therein of our report dated October 9, 2013, with respect to the consolidated statements of operations, comprehensive income (loss), cash flows and stockholders’ equity of Farmer Bros. Co. included in its Annual Report (Form 10-K) for the year ended June 30, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young
Los Angeles, California
August 11, 2016